                                 EXHIBIT 23.2

                       CONSENT OF DELOITTE & TOUCHE LLP

              [LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Roosevelt Financial Group, Inc. on Form S-4 of our report dated August 11, 1995 (which expresses an unqualified opinion and includes explanatory paragraphs referring to the operation of Sentinel Federal Savings and Loan Association of Kansas City under a supervisory agreement with the Office of Thrift Supervision and changes in method of accounting for certain investments in debt and equity securities during the year ended June 30, 1995 and income taxes during the year ended June 30, 1994), appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ Deloitte & Touche LLP

May 23, 1996